Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 23, 2012, with respect to the consolidated financial statements of Sound Financial, Inc. and Subsidiary as of December 31, 2011 and 2010 and for the years then ended, which is included in Amendment No. 2 to the Form S-1 Registration Statement (No. 333-180385) of Sound Financial Bancorp, Inc. and related Prospectus for the registration of between 1,147,500 and 1,785,375 shares of common stock.

/s/ Moss Adams LLP

Everett, Washington

June 8, 2012